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                                                                   EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
Striker Industries, Inc.:


        We consent to the incorporation by reference in the Registration Statements (No. 333-00633 on Form S-8 and 33-59595 on Form S-3) of our report dated April 15, 1997 relating to the consolidated balance sheets Striker Industries, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for the years then ended, which report appears in the December 31, 1996, annual report on Form 10-K of Striker Industries, Inc.

        Our report dated April 15, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is in technical default of certain financial covenants in connection with its Canadian bank facility which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.




Houston, Texas
April 15, 1997